Exhibit 1.2

ALCOA INC.

$1,250,000,000 5.125% Notes due 2024

UNDERWRITING AGREEMENT

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

September 17, 2014

1. Introductory. (a) Alcoa Inc., a Pennsylvania corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, an aggregate principal amount of $1,250,000,000.00 of its 5.125% notes due 2024 (the “Securities”), to be issued under the indenture dated as of September 30, 1993 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as successor to J.P. Morgan Trust Company, National Association (formerly known as Chase Manhattan Trust Company, N.A.), as supplemented by the first supplemental indenture dated as of January 25, 2007 (the “First Supplemental Indenture”) between the Company and the Trustee, the second supplemental indenture dated as of July 15, 2008 (the “Second Supplemental Indenture”) between the Company and the Trustee, and the third supplemental indenture dated as of March 24, 2009 (the “Third Supplemental Indenture”, and together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) between the Company and the Trustee.

(b) At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Prospectus Supplement dated September 16, 2014 and accompanying base prospectus dated July 30, 2014 (together, the “Preliminary Prospectus”), as filed by the Company pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Act”), and each “free writing prospectus” (as defined pursuant to Rule 405 under the Act) identified in Schedule II hereto, including any final term sheet filed with the Commission pursuant to Rule 433 under the Act and attached hereto as Schedule III (the “Final Term Sheet”).

(c) The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, each Underwriter that:

(a) The registration statement on Form S-3 (No. 333-197371), including a base prospectus relating to the Securities, has been filed with the Commission and has been declared effective. Such registration statement, as amended to the date of this underwriting agreement (“Agreement”), including any information deemed pursuant to Rule 430A, 430B or 430C under the Act to be part of the registration statement at the time of its effectiveness, is hereinafter referred to as the “Registration Statement”, and the base prospectus relating to the Securities, as supplemented to reflect the final terms of the Securities and the terms of offering thereof, as first filed with the Commission pursuant to and in accordance with Rule 424(b) (“Rule 424(b)”) under the Act, is hereinafter referred to as the “Prospectus”. Any reference in this Agreement to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the most recent effective date of the Registration Statement or the date of the Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein.

(b) On its effective date and on the Closing Date (as defined below), the Registration Statement conformed, and will conform, in all respects to the requirements of the Act, the Trust Indenture Act of 1939 (“Trust Indenture Act”) and the rules and regulations of the Commission (“Rules and Regulations”) and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and as of its date and on the Closing Date, the Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein.

(c) The Time of Sale Information, at the Time of Sale did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Time of Sale Information.

(d) The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of any offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed in Schedule II hereto, and (v) any electronic roadshow or other written communications, in each case, approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complied in all material respects with the Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Issuer Free Writing Prospectus. Notwithstanding the foregoing, the Company will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that does not satisfy the conditions of Rule 164(e)(2) under the Act.

(e) [Reserved].

(f) The financial statements and the related notes thereto, included or incorporated by reference in the Registration Statement and the Prospectus, present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; and said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein.

(g) Except as otherwise disclosed in the Registration Statement or the Prospectus, within the past three years, neither the Company nor any of its significant subsidiaries (as such term is defined in Rule 405 of the Act) nor, to the Company’s knowledge, any director, officer, or employee, any agent or representative of the Company or of any of its significant subsidiaries, has taken any action, when acting on behalf of the Company or such significant subsidiaries, that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) (including any foreign political party or official thereof or any candidate for foreign political office) in contravention of the FCPA; and except as otherwise disclosed in the Registration Statement or the Prospectus, the Company and its significant subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance in all material respects therewith.

(h) The Company, the operations of the Company and its significant subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its significant subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its significant subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, except for any noncompliance or action, suit or proceeding that will not, individually or in the aggregate, have a material adverse effect on the ability of the Underwriters to sell the Securities in the manner contemplated by the Prospectus or on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries taken as a whole.

(i) (i) To the best knowledge of the Company, neither the Company nor any of its significant subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent or representative of the Company or any of its significant subsidiaries, is an individual or entity (“Person”) that is, or is majority-owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or Her Majesty’s Treasury (“HMT”) (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory (including, without limitation, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria) that is the subject of Sanctions that broadly restrict or prohibit dealings with that country or territory.

(ii) The Company will not, directly or, to the knowledge of the Company, indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

3. Purchase, Offering and Delivery. (a) The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective amounts of Securities set forth opposite such Underwriter’s name in Schedule I hereto at a purchase price of 99.0% of the principal amount thereof, plus accrued and unpaid interest, if any, from September 22, 2014.

(b) The Representatives have advised the Company that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after this Agreement has become effective as in the judgment of the Representatives is advisable. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

(c) Payment for the Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on September 22, 2014, or such other time and date as the Representatives and the Company may agree upon in writing (such date and time of delivery and payment being herein called the “Closing Date”).

(d) Delivery of the Securities shall be made through the facilities of The Depository Trust Company (“DTC”) and shall be in global form and deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, unless the Representatives shall otherwise instruct.

4. Covenants of the Company. The Company covenants and agrees with the several Underwriters that in connection with the offering of the Securities:

(a) The Company will file any Issuer Free Writing Prospectus (including the Final Term Sheet) to the extent required by Rule 433 under the Act and will file the Preliminary Prospectus and the Prospectus with the Commission pursuant to and in accordance with Rule 424(b) not later than the time required by such rules.

(b) Prior to the Closing Date, the Company will advise the Representatives promptly of any proposal to prepare, use, authorize, approve, refer to or file any Issuer Free Writing Prospectus or to amend or supplement the Registration Statement or the Prospectus and will afford the Representatives a reasonable opportunity to comment on any such proposed Issuer Free Writing Prospectus or amendment or supplement and the Company will also advise the Representatives promptly of any use, authorization, approval, reference to or filing of any Issuer Free Writing Prospectus, the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings or any proceedings pursuant to Section 8A of the Act in respect of the Registration Statement or of any parts thereof and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued. Notwithstanding the foregoing, the Company will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that does not satisfy the conditions of Rule 164(e)(2) under the Act.

(c) (1) If, at any time when a prospectus relating to the Securities is required to be delivered under the Act, or required to be delivered but for Rule 172 under the Act (the “Prospectus Delivery Period”), any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Act, the Company promptly will prepare and file with the Commission an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (b) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Time of Sale Information as may be necessary so that the statements in the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances, be misleading or so that the Time of Sale Information will comply with law. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5.

(d) As soon as practicable, but not later than 16 months after the date of this Agreement, the Company will make generally available to its security-holders an earnings statement covering a period of at least 12 months beginning after the later of (i) the effective date of the Registration Statement, (ii) the effective date of the most recent post-effective amendment to the Registration Statement and (iii) the date of the Company’s most recent Annual Report on Form 10-K filed with the Commission prior to the date of this Agreement, which will satisfy the provisions of Section 11(a) of the Act.

(e) The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any prospectus, any related preliminary prospectus supplement, any related Issuer Free Writing Prospectus, any Time of Sale Information, the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as are reasonably requested.

(f) The Company will arrange for the qualification of the Securities and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution, provided that the Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.

(g) During the period of three years after the date of this Agreement, the Company will furnish to the Representatives (i) as soon as available, a copy of each definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders, unless it is otherwise available on the Commission’s EDGAR system, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request.

(h) The Company will pay all expenses incident to the performance of its obligations under this Agreement and will reimburse the Underwriters for any expenses (including reasonable fees and disbursements of counsel) incurred by them in connection with qualification of the Securities for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Representatives may designate and the printing of memoranda relating thereto, for the filing fee, if any, of the Financial Industry Regulatory Authority relating to the Securities and for expenses incurred in distributing the Prospectus, the Preliminary Prospectus, any Issuer Free Writing Prospectus and any Time of Sale Information to Underwriters.

(i) The Company hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period beginning on the date hereof and ending on the Closing Date, offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to director or employee stock or other benefit plans existing or the conversion of convertible securities outstanding on the date hereof) which are substantially similar to its United States dollar-denominated debt securities having a maturity of more than one year.

(j) The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

5. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) The Representatives shall have received a letter, dated as of the date of this Agreement, of PricewaterhouseCoopers LLP, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company and its subsidiaries included or incorporated by reference in the Registration Statement.

(b) The Prospectus and each Issuer Free Writing Prospectus (if required by Rule 433 under the Act) shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) of this Agreement. No stop order suspending the effectiveness of the Registration Statement or of any parts thereof shall have been issued and no proceedings for that purpose or pursuant to Section 8A under the Act shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) Subsequent to the earlier of (A) the Time of Sale and (B) the execution of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in or affecting particularly the business or properties of the Company, or its subsidiaries which, in the judgment of a majority in interest of the Underwriters, including any Representatives, materially impairs the investment quality of the Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or the setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on such exchange or in the over-the-counter market; (iv) any banking moratorium declared by Federal or New York authorities; or (v) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters, including any Representatives, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the sale of and payment for the Securities.

(d) The Representatives shall have received an opinion or opinions, dated the Closing Date, of the General Counsel, an Assistant General Counsel or a Counsel of the Company substantially in the form of Annex I(a) hereto.

(e) The Representatives shall have received an opinion, dated the Closing Date, of K&L Gates LLP, special counsel for the Company, substantially in the form of Annex I(b) hereto.

(f) The Representatives shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the incorporation of the Company, the validity of the Securities, the Registration Statement, the Time of Sale Information, the Prospectus and other related matters as they may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Cravath, Swaine & Moore LLP may rely as to the incorporation of the Company and all other matters governed by Pennsylvania law, upon the opinions referred to in subsections (d) and (e) of this Section.

(g) The Representatives shall have received a certificate, dated the Closing Date, of the Chairman of the Board, President or any Vice-President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement or of any parts thereof has been issued and no proceedings for that purpose or pursuant to Section 8A of the Act have been instituted or are contemplated by the Commission and that, subsequent to the date of the most recent financial statements in the Prospectus, there has been no material adverse change in the financial position or results of operations of the Company and its subsidiaries considered in the aggregate, except as set forth in or contemplated by the Time of Sale Information and the Prospectus.

(h) The Representatives shall have received a letter, dated the Closing Date, of PricewaterhouseCoopers LLP, in form and substance satisfactory to the Underwriters, which reconfirms the matters set forth in their letter delivered pursuant to subsection (a) of this Section and covers any additional financial information included in the Prospectus (which is not covered by their letter delivered pursuant to subsection (a) of this Section).

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents they reasonably request.

6. Indemnification and Contribution. (a) The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration

Statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein.

(b) Each Underwriter, severally and not jointly, will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that actual conflicts of interest exist between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there are legal defenses relating to a material aspect of such action available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to control, and otherwise participate in, the defense of such action and the indemnifying party will reimburse any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending such action as such expenses are incurred.

(d) If recovery is not available under the foregoing indemnification provisions of this Section, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Act. Each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other equitable considerations appropriate under the circumstances. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the second sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter and its controlling persons have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Underwriters’ obligations to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed any of the Registration Statements or any parts thereof and to each person, if any, who controls the Company within the meaning of the Act.

7. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Securities under this Agreement on the Closing Date and the principal amount of Securities which such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of the Securities to be purchased on such date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments under this Agreement, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the principal amount of the Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Securities to be purchased on such date and arrangements satisfactory to the Representatives and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 8. In all other cases, unless otherwise specified in this Agreement, if any Underwriter or Underwriters default in their obligations to purchase Securities under the terms of this Agreement and arrangements satisfactory to the Representatives and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 8. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

8. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person and will survive delivery of and payment for the Securities. If for any reason the purchase of the Securities by the Underwriters under this Agreement is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4 and the respective obligations of the Company and the Underwriters pursuant to Section 6 shall remain in effect.

9. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a) It has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that is not an “issuer free writing prospectus as defined in Rule 433 under the Act that contains only preliminary terms of the Securities and offering or information permitted by Rule 134 under the Act, (ii) the Final Term Sheet or any Issuer Free Writing Prospectus prepared pursuant to Section 1(b) or Section 4(c) above (including any electronic road show) or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing. Notwithstanding the foregoing, the Underwriters may use a term sheet, substantially in the form of the Final Term Sheet attached in Schedule III hereto, without the consent of the Company.

(b) It is not subject to any pending proceeding under Section 8A of the Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).

(c) It will, pursuant to reasonable procedures developed in good faith, retain copies of each free writing prospectus used or referred to by it, in accordance with Rule 433 under the Act.

(d) Notwithstanding the foregoing, it will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that does not satisfy the conditions of Rule 164(e)(2) under the Act.

10. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telecopied and confirmed to the Representatives at: Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attn: Legal Department, and Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, NY 10010, facsimile number (212) 743-1207 or, if sent to the Company, will be mailed, delivered or telecopied and confirmed to it at Alcoa Inc., 390 Park Avenue, New York, New York 10022-4608, Attention: Treasurer.

11. Successors. This Agreement will inure to the benefit of and be binding upon the Company and the Underwriters and their respective successors and the officers and directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

12. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

13. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

[Signature Page follows]

Very truly yours,

ALCOA INC.

By:	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Vice President and Treasurer

[Signature Page to Debt Underwriting Agreement]

Accepted as of the date first written above.

Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto.

MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
Name: Yuri Slyz
Title: Executive Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Andrew Lipsky
Name: Andrew Lipsky
Title: Managing Director

Schedule I

Underwriters	Principal Amount of Securities to be Purchased

Morgan Stanley & Co. LLC	$475,000,000.00
Credit Suisse Securities (USA) LLC	$300,000,000.00
Citigroup Global Markets Inc.	$60,500,000.00
Goldman, Sachs & Co.	$60,500,000.00
J.P. Morgan Securities LLC	$60,500,000.00
BNP Paribas Securities Corp.	$50,000,000.00
Mitsubishi UFJ Securities (USA), Inc.	$50,000,000.00
RBC Capital Markets, LLC	$50,000,000.00
RBS Securities Inc.	$50,000,000.00
ANZ Securities, Inc.	$19,500,000.00
Banca IMI S.p.A.	$5,000,000.00
Banco Bradesco BBI S.A.	$5,000,000.00
BB Securities Ltd	$600,000.00
BBVA Securities Inc.	$7,000,000.00
BNY Mellon Capital Markets, LLC	$7,000,000.00
Credit Agricole Securities (USA) Inc.	$5,000,000.00
Mizuho Securities USA Inc.	$2,300,000.00
PNC Capital Markets LLC	$2,500,000.00
Sandler O’Neill + Partners, L.P.	$2,500,000.00
SG Americas Securities, LLC	$2,500,000.00
SMBC Nikko Securities America, Inc.	$5,000,000.00
Standard Chartered Bank	$2,500,000.00
TD Securities (USA) LLC	$600,000.00
The Williams Capital Group, L.P.	$7,000,000.00
U.S. Bancorp Investments, Inc.	$19,500,000.00
Total	$1,250,000,000.00

Schedule II

Issuer Free Writing Prospectuses

A.	Free writing prospectus filed with the Commission on September 17, 2014, substantially in the form of Schedule III.

B.	Other Free Writing Prospectuses

1.	None.

Schedule III

Filed Pursuant to Rule 433

Registration Statement No. 333-197371

Pricing Term Sheet

Alcoa Inc.

$1,250,000,000 5.125% Notes due 2024

Dated: September 17, 2014

This term sheet to the preliminary prospectus supplement dated September 16, 2014 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Alcoa Inc.

Title of Securities:	5.125% Notes due 2024

Pricing Date/Closing Date:	September 17, 2014 / September 22, 2014

Aggregate Principal Amount Offered:	$1,250,000,000

Maturity Date:	October 1, 2024

Coupon (Interest Rate):	5.125%

Price to Public (Issue Price):	100% of principal, plus accrued interest, if any, from September 22, 2014

Benchmark Treasury:	2.375% UST due August 15, 2024

Benchmark Treasury Price and Yield:	98-09; 2.572%

Spread to Benchmark Treasury:	+255.3 bps

Yield to Maturity:	5.125%

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2015

Debt Ratings:*	Reserved.

Optional Redemption:	Make-whole at T + 40 bps at any time before July 1, 2024; par call at any time on or after July 1, 2024

Change of Control Offer:	If a change of control triggering event occurs with respect to the Notes, the issuer will be required, subject to certain conditions, to offer to repurchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Mandatory Redemption Upon Acquisition Termination:	If an Acquisition Termination Redemption Event occurs, the issuer will be required to redeem the Notes, in whole but not in part, at a redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date.

Joint Bookrunners:	Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Lead Managers:	BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC RBS Securities Inc.

Co-Managers:

ANZ Securities, Inc.

Banca IMI S.p.A.

Banco Bradesco BBI S.A.

BB Securities Ltd.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

Sandler O’Neill + Partners, L.P.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	013817 AW1 / US013817AW16

We have filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the underwriters will arrange to send you the prospectus if you request it from either Morgan Stanley & Co. LLC by calling toll-free at 1-866-718-1649 or Credit Suisse Securities (USA) LLC by calling toll-free 1-800-221-1037.

2

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Recent Developments

On September 16, 2014, Alcoa Inc. (the “Company”) announced the pricing of its public offering of 25,000,000 depositary shares (“Depositary Shares”) at $50 per Depositary Share (the “Depositary Shares Offering”). Each Depositary Share represents a 1/10th interest in a share of the Company’s 5.375% Class B Mandatory Convertible Preferred Stock, Series 1, par value $1.00 per share. In addition, the underwriters of the Depositary Shares Offering have an option to purchase up to an additional 3,750,000 Depositary Shares to cover over-allotments, if any. Net proceeds from the Depositary Shares Offering, after deducting underwriting discount and commissions and estimated offering expenses, are expected to be approximately $1.2 billion. If the underwriters exercise their over-allotment option in full, net proceeds are expected to be approximately $1.4 billion.

3

Annex I(a)

Form of Opinion of the General Counsel, an Assistant General Counsel or a

Counsel of the Company

Opinion of the General Counsel, an Assistant General Counsel or a Counsel of the Company, pursuant to Section 5(d) of this Agreement shall state that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business substantially as described in the Time of Sale Information and the Prospectus and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the nature of its business or property requires such qualification and in which failure to so qualify, in any individual jurisdiction or in the aggregate, would have a material adverse effect on its financial condition.

2.	The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, in each case enforceable against the Company in accordance with their respective terms, except as the enforceability thereof is subject to the effects of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) any implied covenants of good faith and fair dealing; the Securities will be entitled to the benefits of the Indenture and the Securities and the Indenture will conform in all material respects to the respective descriptions thereof in the Time of Sale Prospectus and the Prospectus under the caption “Description of the Notes”.

3.	The Indenture has been duly authorized, executed and delivered by the Company, has been duly qualified under the Trust Indenture Act, and constitutes a valid and binding instrument in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

4.	Neither the execution or delivery by the Company of the Indenture, the Securities or this Agreement nor the consummation by the Company of the transactions therein or herein contemplated nor the fulfillment by the Company of the terms, conditions or provisions thereof or hereof has or will (A) conflict with, violate or result in a breach of any federal law, administrative regulation or court decree applicable to the Company, or (B) conflict with, or result in a breach of, any of the terms, conditions or provisions of the Articles or By-laws of the Company or any agreement or instrument known to such counsel, to which the Company is a party or by which any of its properties or assets is bound, or constitute a default thereunder.

5.	The Registration Statement has been declared effective under the Act, the Prospectus was filed with the Commission pursuant to the subparagraph of Rule 424(b) specified in such opinion on the date specified therein and, to the best of the knowledge of such counsel, no stop order suspending the effectiveness of such Registration Statement or any parts thereof has been issued and no proceedings for that purpose or pursuant to Section 8A under the Act have been instituted or are pending or contemplated under the Act, and the Registration Statement, as of each effective date, and the Prospectus, as of its date, complied as to form in all material respects with the requirements of the Act and the Rules and Regulations; such counsel has no reason to believe that the Registration Statement, as of its most recent effective date, or the Prospectus, as of its date or as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in the light of the circumstances under which they were made), or that the Time of Sale Information, at the Time of Sale, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; the descriptions in the Registration Statement, the Time of Sale Information and the Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and such counsel does not know of any legal or governmental proceedings required to be described in the Prospectus or the Time of Sale Information which are not described as required, nor of any contracts or documents of a character required to be described in any of the Registration Statement, the Time of Sale Information or the Prospectus or to be filed as exhibits to such Registration Statement which are not described and filed as required; it being understood that such counsel need express no opinion as to the financial statements or other financial data contained in the Registration Statement, the Time of Sale Information or the Prospectus.

6.	This Agreement has been duly authorized, executed and delivered by the Company.

7.	No approval, authorization or consent of any regulatory body in the United States of America is legally required in connection with the sale of the Securities to the Underwriters pursuant to the terms of this Agreement or the transactions herein or therein contemplated except such as have been obtained under the Act and as may be required under the state securities or Blue Sky laws.

Annex I(b)

Form of Opinion of K&L Gates LLP

Opinion of K&L Gates LLP, special counsel for the Company, pursuant to Section 5(e) of this Agreement shall state that:

(i) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the use of proceeds therefrom as described in the Time of Sale Information and the Prospectus under the caption “Use of Proceeds” will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), that is registered or required to be registered under the 1940 Act.